UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2015 (January 26, 2015)

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 26, 2015, Tiptree Operating Company, LLC (“Operating Subsidiary”), the subsidiary through which Tiptree Financial Inc. conducts its operations, entered into a First Amendment (the “Amendment”) to its Credit Agreement dated as of September 18, 2013 by and among Operating Subsidiary, as borrower, the lenders party thereto from time to time and Fortress Credit Corp., as administrative agent, collateral agent and lead arranger (as amended by the Amendment, the “Credit Agreement”).

The Amendment provides for additional term loans in an aggregate principal amount of $25 million (the “Incremental Term Loans”) by certain of the lenders to Operating Subsidiary. The Amendment provides that Incremental Term Loans will be made at 99.50% of par, and will have the same maturity date, margin above LIBOR, principal repayment terms, and conditions and covenants as the existing term loans under the Credit Agreement, subject to certain exceptions in the Amendment.

The Amendment also requires mandatory prepayments with certain net proceeds from the sale of PFG Holdings Acquisition Corp. and Philadelphia Financial Group, Inc. (the “PFG Transaction”). The PFG Transaction is expected to close in the third quarter of 2015.

The Amendment also extends the period during which a prepayment premium must be paid on certain prepayments, to June 30, 2016.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1
First Amendment to Credit Agreement, dated January 26, 2015, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date: January 27, 2015	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Executive Officer